Exhibit N

PURCHASE AND SALE AGREEMENT

     General Mills, Inc. (the “Company”), a Delaware corporation, Diageo plc (“Diageo”), a public limited company organized under the laws of England and Wales, and Diageo US Limited (the “Selling Stockholder”), a private limited company organized under the laws of England and Wales and an indirect wholly owned subsidiary of Diageo, hereby agree as follows in relation to the proposed transfer of a certain portion of the shares of common stock, par value $0.10 per share (including the related preferred share purchase rights, the “Common Stock”) of the Company held by the Selling Stockholder as contemplated pursuant to the Supplemental Marketing Agreement and Waiver, dated June 23, 2004, among the Company, Diageo and Diageo Atlantic Holding B.V.:

1.	Purchase and Sale. The Selling Stockholder hereby agrees to sell 16,592,920 shares of Common Stock (the “Securities”) to the Company and the Company hereby agrees to purchase the Securities from the Selling Stockholder at a purchase price per share of $44.40 (the “Transaction”).

2.	Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 5, the closing of the Transaction shall occur on the date of the closing of the transactions contemplated pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of October 4, 2004, among the Company, Diageo, Diageo US Limited and Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated as Representitives of the several Underwriters.

3.	Representations and Warranties of Diageo and the Selling Stockholder. Diageo and the Selling Stockholder represent and warrant to the Company as of the date hereof and as of the date of the Closing that:

(i)	this Agreement has been duly authorized, executed and delivered by the Selling Stockholder;

(ii)	the Selling Stockholder has, and on the date of the Closing will have, valid ownership of, or a valid “security entitlement” within the meaning of Section 102(17) of the New York Uniform Commercial Code (the “UCC”) in respect of, the Securities in each case free of all security interests, claims, liens, equities, encumbrances and other “adverse claims” (within the meaning of Section 8-102(1) of the UCC) and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Securities or a security entitlement in respect of the Securities;

(iii)	upon delivery of the Securities to the Company in accordance with UCC Section 8-301(b), the Company shall become the owner of the Securities, and upon such delivery and payment for the Securities (assuming that the Company has not theretofore received notice of any adverse claim to the Securities), the Company shall be a “protected purchaser” of such Securities within the meaning of Section 8-303 of the UCC and shall have acquired ownership of the Securities free of any adverse claim;

(iv)	neither the execution and delivery of this Agreement nor the offer and sale of the Securities will conflict with, result in a breach or violation of (A) the Memorandum and Articles of Association or charter or by-laws, as applicable, of the Selling Stockholder or any of its Material Subsidiaries (being, for the purposes of this Agreement, the significant subsidiaries of the Company or the Selling Stockholder, as applicable, as defined by Rule 1-02 of Regulation S-X), (B) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Selling Stockholder or any such subsidiary is a party or bound or to which its or their property is subject or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Selling Stockholder or any such subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Selling Stockholder or its subsidiaries or any of its or their properties (except where such conflicts, breaches or violations of or defaults under agreements or instruments or violations of status or regulations or imposition of liens or encumbrances, individually or in the aggregate, would not have an effect on the prospective rights of the Company as set forth under paragraph (iii) above); and

(v)	no consent, approval, authorization, filing with or order of any court or governmental agency or body is required to be obtained by the Selling Stockholder in connection with the transactions contemplated herein, except such as have been obtained.

4.	Representations and Warranties of the Company. (a) The Company represents and warrants to Diageo and the Selling Stockholder as of the date hereof and as of the date of the Closing that:

(i)	this Agreement has been duly authorized, executed and delivered by the Company;

(ii)	neither the execution and delivery of this Agreement nor the offer and sale of the Securities will conflict with, result in a breach or violation of (A) the charter or by-laws of the Company or any Material Subsidiary, (B) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any such subsidiary is a party or bound or to which its or their property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any such subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or its subsidiaries or any of its or their properties;

(iii)	the Company has not received any notice of adverse claim to the Securities; and

(iv)	no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained; and

     (b) The Company further represents and warrants to Diageo and the Selling Stockholder that, as of the date hereof, the Company has, or has unrestricted access to, and, on the date of the Closing, will have, sufficient funds to purchase the Securities on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.

5.	Conditions. The obligations of the Company to purchase the Securities at Closing shall be conditioned upon:

(i)	the Company not having received notice of any adverse claim to the Securities prior thereto; and

(ii)	the consummation of the transactions contemplated by the Underwriting Agreement.

6.	Indemnification. (a) The Company agrees to indemnify and hold harmless Diageo and its affiliates against any losses, claims, damages, demands or liabilities to which they may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of the subsequent sale or transfer by the Company of the Securities purchased hereunder or any transactions entered into by the Company in connection with such subsequent sale or transfer, and it hereby agrees to reimburse periodically Diageo and its affiliates for any legal or other out-of-pocket expenses reasonably incurred by then in connection with investigating or defending any such actions or claims.

     (b) Promptly after receipt by Diageo or its affiliates of written notice of the commencement of any action or proceeding for which indemnification under Section 6(a) may be requested, Diageo will notify the Company in writing of the commencement thereof; but the failure so to notify the Company will not relieve it from liability under this Section 6 unless the Company was materially prejudiced by such failure of Diageo to give such notice, and will not, in any event, relieve the Company from any obligations to Diageo other than such indemnification obligation. The Company shall be entitled to appoint counsel of its choice at its expense to represent Diageo in any action for which indemnification is sought (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Diageo except as set forth below); provided, however, that such counsel shall be satisfactory to Diageo. Notwithstanding the Company’s election to appoint counsel to represent Diageo in an action, Diageo shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent Diageo would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both Diageo and the Company and Diageo shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company, (iii) representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, (iv) the Company shall not have employed counsel satisfactory to Diageo to represent Diageo within a reasonable time after notice of the institution of such action or (v) the Company shall authorize Diageo to employ separate counsel at the expense of the Company. If the Company fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from Diageo that Diageo believes it has failed to do so, Diageo shall have the right to assume or continue its own defense and the Company shall be liable for any expenses therefore. If the Company is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for Diageo with respect to such claim. The Company will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. The Company will not, without the prior written consent of Diageo, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Diageo is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of Diageo from all liability arising out of such claim, action, suit or proceeding, does not subject Diageo to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of Diageo.

     (c) The Company and Diageo agree that if, for any reason, the indemnification provisions contemplated by this Section 6 are unavailable to or are insufficient to hold harmless an indemnified party in respect of any claims referred to herein, then the Company shall contribute to the amount paid or payable by such indemnified party as a result of such claims in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the indemnified party, on the other hand, with respect to the subsequent sale or transfer of the Securities purchased hereunder or related transaction giving rise to such claim. The relative fault of the Company and the indemnified party shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such claim. If, however, the allocation in the second preceding sentence is not permitted by applicable law, then the Company shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the Company and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6(c). The amount paid or payable by an indemnified party as a result of the claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6(b) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim.

7.	Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.	Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

9.	Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

     If the foregoing is in accordance with your understanding, please confirm your acceptance of the foregoing by signing and returning the enclosed copy of this Agreement.

Dated: October 4, 2004
Very truly yours,

DIAGEO PLC

Name:
Title:

DIAGEO US LIMITED

Name:
Title:

Accepted as of the date hereof

GENERAL MILLS, INC.

Name:
Title: